UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2009

NEKTAR THERAPEUTICS
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road
San Carlos, California 94070
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On December 8, 2009, Michael A. Brown, a member of our board of directors, decided to retire from the board of directors due to personal reasons.  His resignation was effective as of December 8, 2009.

(d)  On December 8, 2009, Dennis L. Winger was appointed to the board of directors of Nektar Therapeutics, a Delaware corporation (the “Company”), as a Class I Director whose initial term will end at our 2011 Annual Meeting of Stockholders. Our board has determined that Mr. Winger is an independent director as that term is defined by the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. The board has not yet determined on which board committees Mr. Winger will serve.

Mr. Winger, age 62, was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with The Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. Mr. Winger currently serves on the board of directors of Cephalon, Inc. and Vertex Pharmaceuticals Incorporated, which are both pharmaceutical companies, and Accuray Incorporated, a radiosurgery company. Mr. Winger recently served on the board of directors of Cell Genesys, Inc. until its merger with BioSante Pharmaceuticals in October 2009. Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

There are no arrangements or understandings between Mr. Winger and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Winger or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Mr. Winger will participate in the Company’s Amended and Restated Compensation Plan for Non-Employee Directors (the “Plan”). On September 15, 2009, our board of directors amended the Plan effective January 1, 2010, a copy of which is filed herewith as Exhibit 10.1 to this Current Report and incorporated herein by reference. Our non-employee directors are eligible to participate in the Plan. The summary of the Plan set forth below is qualified in its entirety by reference to the Plan filed as Exhibit 10.1 to this report.

Under the Plan, each non-employee director is eligible to receive an annual retainer of $25,000 for serving on the board of directors, an annual retainer of $25,000 for serving as the chair or lead director of the board of directors, an annual retainer of $20,000 for serving as the chair of the audit committee, an annual retainer of $15,000 for serving as the chair of the compensation committee, an annual retainer of $10,000 for serving as the chair of the nominating and corporate governance committee, and an annual retainer of $5,000 for serving as the chair of any other committee established by the board of directors. In addition, each non-employee director is entitled to $2,000 for each board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,500 for each committee meeting he or she attends and $750 for each in-person committee meeting he or she attends by telephone.

In September of each year, each non-employee director is eligible to be awarded equity compensation consisting of either all stock options or a combination of stock options and restricted stock units. These equity awards vest over a period of one year and will have a total value determined annually by the board of directors. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units. Initial appointment equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% of the annual equity awards. The exercise price of stock options granted is equal to 100% of the fair market value of the Company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months. The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award held by each non-employee director will accelerate in full as of the closing of such transaction. The Plan includes non-binding ownership guidelines for non-employee directors, stating that each non-employee director should own at least 9,000 shares of the Company’s common stock within five years of adoption of the guidelines or first appointment to the board.

Item 7.01.	Regulation FD Disclosure

On December 14, 2009, the Company issued a press release announcing the appointment of Mr. Winger to the board of directors, a copy of which is furnished herewith as Exhibit 99.1 to this Current Report. The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Compensation Plan for Non-Employee Directors.

99.1	Press release issued by Nektar Therapeutics on December 14, 2009 entitled “Dennis Winger Joins Nektar Therapeutics’ Board of Directors.”

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 14, 2009	By:	/s/ Gil M. Labrucherie
Name: Gil M. Labrucherie
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Compensation Plan for Non-Employee Directors.

99.1	Press release issued by Nektar Therapeutics on December 14, 2009 entitled “Dennis Winger Joins Nektar Therapeutics’ Board of Directors.”